UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*




                                  LVB ACQUISITION, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                    Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                     N/A
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2011
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 090613100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               130,845,980
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               130,845,980

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           130,845,980


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           23.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               130,845,980
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               130,845,980

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           130,845,980


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           23.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               43,369,262.9
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               43,369,262.9

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           43,369,262.9


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,541,366.6
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,541,366.6

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,541,366.6


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               36,072,996.3
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               36,072,996.3

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           36,072,996.3


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           6.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI PARALLEL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               11,925,755.2
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               11,925,755.2

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           11,925,755.2


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS LVB CO-INVEST, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,187,791.2
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,187,791.2

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,187,791.2


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS BMET INVESTORS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,313,991.1
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,313,991.1

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,313,991.1


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               18,479,119
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               18,479,119

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           18,479,119


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           3.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PEP BASS HOLDINGS, LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,446,519.7
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,446,519.7

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           4,446,519.7


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               630,999.6
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               630,999.6

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           630,999.6


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2005 - DIRECT INVESTMENT FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               901,348
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               901,348

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           901,348


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PRIVATE EQUITY PARTNERS IX - DIRECT INVESTMENT
          FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               976,830.3
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               976,830.3

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           976,830.3


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               43,369,262.9
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               43,369,262.9

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           43,369,262.9


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI OFFSHORE ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               36,072,996.3
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               36,072,996.3

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           36,072,996.3


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           6.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS VI, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               11,925,755.2
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               11,925,755.2

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           11,925,755.2


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,541,366.6
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,541,366.6

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,541,366.6


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               630,999.6
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               630,999.6

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           630,999.6


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS LVB ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,187,791.2
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,187,791.2

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,187,791.2


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS BMET ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               6,313,991.1
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               6,313,991.1

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           6,313,991.1


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS BMET OFFSHORE ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               18,479,119
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               18,479,119

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           18,479,119


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           3.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               901,348
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               901,348

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           901,348


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. N/A                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               976,830.3
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               976,830.3

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           976,830.3


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   LVB ACQUISITION, INC.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   56 East Bell Drive
                   Warsaw, IN 46582

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   GS CAPITAL PARTNERS VI FUND, L.P.
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   GS LVB CO-INVEST, L.P.
                   GOLDMAN SACHS BMET INVESTORS, L.P.
                   GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P.
                   GS PEP BASS HOLDINGS, LLC
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT
                    INVESTMENT FUND, L.P.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2005 - DIRECT
                    INVESTMENT FUND, L.P.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS IX - DIRECT
                    INVESTMENT FUND, L.P.
                   GSCP VI ADVISORS, L.L.C.
                   GSCP VI OFFSHORE ADVISORS, L.L.C.
                   GS ADVISORS VI, L.L.C.
                   GOLDMAN, SACHS MANAGEMENT GP GMBH
                   GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS,
                    L.L.C.
                   GS LVB ADVISORS, L.L.C.
                   GS BMET ADVISORS, L.L.C.
                   GS BMET OFFSHORE ADVISORS, INC.
                   GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS, L.L.C. GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS, L.L.C.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   GS CAPITAL PARTNERS VI FUND, L.P.
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   GS LVB CO-INVEST, L.P.
                   GOLDMAN SACHS BMET INVESTORS, L.P.
                   GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P.
                   GS PEP BASS HOLDINGS, LLC
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT
                    INVESTMENT FUND, L.P.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2005 - DIRECT
                    INVESTMENT FUND, L.P.
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS IX - DIRECT
                    INVESTMENT FUND, L.P.
                   GSCP VI ADVISORS, L.L.C.
                   GSCP VI OFFSHORE ADVISORS, L.L.C.
                   GS ADVISORS VI, L.L.C.
                   GOLDMAN, SACHS MANAGEMENT GP GMBH
                   GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS,
                    L.L.C.
                   GS LVB ADVISORS, L.L.C.
                   GS BMET ADVISORS, L.L.C.
                   GS BMET OFFSHORE ADVISORS, INC.
                   GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS, L.L.C. GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS, L.L.C. 200 West Street, New York, NY 10282


Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   GS CAPITAL PARTNERS VI FUND, L.P. - Delaware
                   GS CAPITAL PARTNERS VI GMBH & CO. KG - Germany
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. - Cayman Islands GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware
                   GS LVB CO-INVEST, L.P. - Delaware
                   GOLDMAN SACHS BMET INVESTORS, L.P. - Delaware
                   GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P. -
                    Cayman Islands
                   GS PEP BASS HOLDINGS, LLC - Delaware
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT
                    INVESTMENT FUND, L.P. - Delaware
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2005 - DIRECT
                    INVESTMENT FUND, L.P. - Delaware
                   GOLDMAN SACHS PRIVATE EQUITY PARTNERS IX - DIRECT
                    INVESTMENT FUND, L.P. - Delaware
                   GSCP VI ADVISORS, L.L.C. - Delaware
                   GSCP VI OFFSHORE ADVISORS, L.L.C. - Delaware
                   GS ADVISORS VI, L.L.C. - Delaware
                   GOLDMAN, SACHS MANAGEMENT GP GMBH - Germany
                   GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS,
                    L.L.C. - Delaware
                   GS LVB ADVISORS, L.L.C. - Delaware
                   GS BMET ADVISORS, L.L.C. - Delaware
                   GS BMET OFFSHORE ADVISORS, INC. - Cayman Islands
                   GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS,
                    L.L.C. - Delaware
                   GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS,
                    L.L.C. - Delaware

Item 2(d).         Title of Class of Securities:
                   Common Stock, par value $0.01 per share

Item 2(e).         CUSIP Number:
                   N/A

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or
                   power  with   respect  to  more  than 5%  of  the  class  of
                   securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             See Exhibit (99.3)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2012

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS LVB CO-INVEST, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS BMET INVESTORS, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS PEP BASS HOLDINGS, LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT
             INVESTMENT FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2005 - DIRECT
             INVESTMENT FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS IX - DIRECT
             INVESTMENT FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS,
             L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS LVB ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS BMET ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS BMET OFFSHORE ADVISORS, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS,
             L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS,
             L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Item 8 Information
  99.4          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.5          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI FUND, L.P.
  99.7          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI GMBH & CO. KG
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
  99.9          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI PARALLEL, L.P.
  99.10          Power of Attorney, relating to
                GS LVB CO-INVEST, L.P.
  99.11          Power of Attorney, relating to
                GOLDMAN SACHS BMET INVESTORS, L.P.
  99.12          Power of Attorney, relating to
                GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P.
  99.13          Power of Attorney, relating to
                GS PEP BASS HOLDINGS, LLC
  99.14          Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P.
  99.15          Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2005 - DIRECT INVESTMENT FUND, L.P.
  99.16          Power of Attorney, relating to
                GOLDMAN SACHS PRIVATE EQUITY PARTNERS IX - DIRECT INVESTMENT FUND, L.P.
  99.17          Power of Attorney, relating to
                GSCP VI ADVISORS, L.L.C.
  99.18          Power of Attorney, relating to
                GSCP VI OFFSHORE ADVISORS, L.L.C.
  99.19          Power of Attorney, relating to
                GS ADVISORS VI, L.L.C.
  99.20          Power of Attorney, relating to
                GOLDMAN, SACHS MANAGEMENT GP GMBH
  99.21          Power of Attorney, relating to
                GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS,
                L.L.C.
  99.22          Power of Attorney, relating to
                GS LVB ADVISORS, L.L.C.
  99.23          Power of Attorney, relating to
                GS BMET ADVISORS, L.L.C.
  99.24          Power of Attorney, relating to
                GS BMET OFFSHORE ADVISORS, INC.
  99.25          Power of Attorney, relating to
                GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS,
                L.L.C.
  99.26          Power of Attorney, relating to
                GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS,
                L.L.C.

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of LVB ACQUISITION, INC.
and further agree to the filing of this agreement  as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 14, 2012

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS LVB CO-INVEST, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS BMET INVESTORS, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS PEP BASS HOLDINGS, LLC

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2005 - DIRECT INVESTMENT FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PRIVATE EQUITY PARTNERS IX - DIRECT INVESTMENT FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS LVB ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS BMET ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS BMET OFFSHORE ADVISORS, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                                                EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS LVB Co-Invest, L.P., Goldman Sachs BMET Investors, L.P., Goldman Sachs Private Equity Partners, 2004-Direct Investment Fund, L.P., Goldman Sachs Private Equity Partners, 2005-Direct Investment Fund, L.P. and Goldman Sachs Private Equity Partners IX-Direct Investment Fund, L.P., each a Delaware limited partnership; GS PEP Bass Holdings, L.L.C., a Delaware limited liability company; GS Capital Partners
VI Offshore Fund, L.P. and Goldman Sachs BMET Investors Offshore Holdings, L.P., each a Cayman Islands exempted limited Partnership; and GS Capital Partners VI GmbH & Co. KG, a German civil law Partnership with limitation of liability (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is a wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.

                                                               EXHIBIT (99.3)


                               ITEM 8 INFORMATION

The Goldman Sachs Group, Inc. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") may be deemed to beneficially own indirectly 1,308,419.15815 membership units of LVB Acquisition Holding, LLC ("Holding"), which holds 536,034,330 shares of Common Stock of the Company, by reason of the direct beneficial ownership of (i) 433,679.15808 membership units of Holding held by GS Capital Partners VI Fund, L.P., (ii) 15,413.18755 membership units of Holding held by
GS Capital Partners VI GmbH & Co. KG, (iii) 360,718.75833 membership units of Holding held by GS Capital Partners VI Offshore Fund, L.P., (iv) 119,253.84819 membership units of Holding held by GS Capital Partners VI Parallel, L.P.,
(v) 61,875.99 membership units of Holding held by GS LVB Co-Invest, L.P.,
(vi) 63,137.95 membership units of Holding held by Goldman Sachs BMET Investors, L.P., (vii) 184,785.45000 membership units of Holding held by Goldman Sachs
BMET Investors Offshore Holdings, L.P., (viii) 44,463.816 membership units of Holding held by GS PEP Bass Holdings, L.L.C., (ix) 6,309.8 membership units of Holding held by Goldman Sachs Private Equity Partners, 2004-Direct Investment Fund, L.P., (x) 9,013.2 membership units of Holding held by Goldman Sachs Private Equity Partners, 2005-Direct Investment Fund, L.P., and (xi) 9,768 membership units of Holding held by Goldman Sachs Private Equity Partners IX-Direct Investment Fund, L.P. (collectively, the "GS Entities"). Affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner, managing partner or manager of the GS Entities. Goldman Sachs is the investment manager for certain of the GS Entities. Goldman Sachs is a wholly-owned subsidiary of GS Group. The GS Entities share voting power and dispositive power with respect to the membership units of Holding beneficially owned by them with certain of their respective affiliates.

                                                               EXHIBIT (99.4)


                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 7, 2010.


THE GOLDMAN SACHS GROUP, INC.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Executive Vice President and
	General Counsel

                                                                EXHIBIT (99.5)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories,hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 7, 2010.


GOLDMAN, SACHS & CO.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Managing Director

                                                              EXHIBIT (99.6)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI ADVISORS, L.L.C., its general partner




By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President

                                                              EXHIBIT (99.7)

                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI GMBH & CO. KG (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI GMBH & CO. KG
By: GS ADVISORS VI, L.L.C., and its General Partner





By: /s/ Christine Vollertsen
____________________________
Name:  Christine Vollertsen
Title:  Vice President and Secretary

                                                              EXHIBIT (99.8)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: GSCP VI OFFSHORE ADVISORS, L.L.C., its general partner




By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President

                                                              EXHIBIT (99.9)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI PARALLEL, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS ADVISORS VI, L.L.C., its General Partner





By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President and Secretary

                                                             EXHIBIT (99.10)


                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS LVB CO-INVEST, L.P. (the
"Company") does hereby make, constitute and appoint each of Dan Deluca, Robert Belva and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 14, 2011.


GS LVB CO-INVEST, L.P.
By: GS LVB Advisors, L.L.C., its general partner


By: /s/ John E. Bowman
____________________________
Name:   John E. Bowman
Title:  Vice President

                                                              EXHIBIT (99.11)


                              POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS BMET INVESTORS, L.P. (the "Company") does hereby make, constitute and appoint each of Dan
Deluca, Robert Belva and Jeremy Kahn, (and any other employee of The
Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 14, 2011.


GOLDMAN SACHS BMET INVESTORS, L.P.
By: GS BMET Advisors, L.L.C., its general partner


By: /s/ John E. Bowman
____________________________
Name:   John E. Bowman
Title:  Secretary

                                                              EXHIBIT (99.12)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Robert Belva and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 14, 2011.


GOLDMAN SACHS BMET INVESTORS OFFSHORE HOLDINGS, L.P.
By: GS BMET Offshore Advisors, Inc., its general partner


By: /s/ John E. Bowman
____________________________
Name:   John E. Bowman
Title:  Secretary

                                                              EXHIBIT (99.13)


                              POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS PEP BASS HOLDINGS, LLC (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Robert Belva and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 11, 2011.


GS PEP BASS HOLDINGS, LLC
By: GSAM Gen-Par, L.L.C., its manager


By: /s/ Jonathan Snider
____________________________
Name:   Jonathan Snider
Title:  Vice President

                                                               EXHIBIT (99.14)


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004-DIRECT INVESTMENT FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.



GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P.
By: GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.



By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President

                                                              EXHIBIT (99.15)


                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2005 - DIRECT INVESTMENT FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Robert Belva and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 11, 2011.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2005 - DIRECT INVESTMENT FUND, L.P.
By: Goldman Sachs PEP 2005 Direct Investment Advisors, L.L.C., its general partner


By: /s/ Jonathan Snider
____________________________
Name:   Jonathan Snider
Title:  Vice President

                                                              EXHIBIT (99.16)


                              POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PRIVATE EQUITY PARTNERS IX - DIRECT INVESTMENT FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Robert Belva and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 11, 2011.


GOLDMAN SACHS PRIVATE EQUITY PARTNERS IX - DIRECT INVESTMENT FUND, L.P.
By: Goldman Sachs PEP IX Direct Investment Advisors, L.L.C., its general partner


By: /s/ Jonathan Snider
____________________________
Name:   Jonathan Snider
Title:  Vice President

                                                              EXHIBIT (99.17)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GSCP VI ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GSCP VI ADVISORS, L.L.C.



By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President

                                                              EXHIBIT (99.18)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GSCP VI OFFSHORE ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GSCP VI OFFSHORE ADVISORS, L.L.C.




By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President

                                                                EXHIBIT (99.19)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS VI, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS ADVISORS VI, L.L.C.



By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President

                                                                EXHIBIT (99.20)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GOLDMAN, SACHS MANAGEMENT GP GMBH


By: /s/ John E. Bowman
____________________________
Name: 	John E. Bowman
Title:  Managing Director

                                                                EXHIBIT (99.21)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.(the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 9, 2010.



GOLDMAN SACHS PEP 2004 DIRECT INVESTMENT ADVISORS, L.L.C.


By: /s/ Jeanine Lee
____________________________
Name:   Jeanine Lee
Title:  Vice President

                                                                EXHIBIT (99.22)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS LVB ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Robert Belva and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 9, 2012.


GS LVB ADVISORS, L.L.C.


By: /s/ John E. Bowman
____________________________
Name:   John E. Bowman
Title:  Vice President

                                                                EXHIBIT (99.23)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS BMET ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Robert Belva and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 9, 2012.


GS BMET ADVISORS, L.L.C.


By: /s/ John E. Bowman
____________________________
Name:   John E. Bowman
Title:  Secretary

                                                                EXHIBIT (99.24)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS BMET OFFSHORE ADVISORS, INC. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Robert Belva and Jeremy Kahn, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 9, 2012.


GS BMET OFFSHORE ADVISORS, INC.


By: /s/ John E. Bowman
____________________________
Name:   John E. Bowman
Title:  Secretary

                                                                EXHIBIT (99.25)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS, L.L.C.(the "Company") does hereby make, constitute and appoint each of Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 9, 2012.



GOLDMAN SACHS PEP 2005 DIRECT INVESTMENT ADVISORS, L.L.C.


By: /s/ Jonathan Snider
____________________________
Name:   Jonathan Snider
Title:  Vice President

                                                                EXHIBIT (99.26)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS, L.L.C.(the "Company") does hereby make, constitute and appoint each of Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 9, 2012.



GOLDMAN SACHS PEP IX DIRECT INVESTMENT ADVISORS, L.L.C.


By: /s/ Jonathan Snider
____________________________
Name:   Jonathan Snider
Title:  Vice President